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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                          NEWS ANNOUNCEMENT

CONTACT:
Kevin Mischnick                                Joseph N. Jaffoni, Stewart Lewack
AMFM Inc.                                      Jaffoni & Collins Incorporated
512/340-7800                                   212/835-8500; afm@jcir.com

          CAPSTAR COMMUNICATIONS, INC. ANNOUNCES CONSENT SOLICITATION
                  FROM HOLDERS OF 12 5/8% SERIES E CUMULATIVE
                          EXCHANGEABLE PREFERRED STOCK

AUSTIN and DALLAS, Texas, October 12, 1999 - Capstar Communications, Inc. (the "Company"), an indirect subsidiary of AMFM Inc. (NYSE:AFM) ("AMFM"), announced today that it will solicit consents (the "Consent Solicitation") to amend certain provisions of the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation") of the Company's 12 5/8% Series E Cumulative Exchangeable Preferred Stock due October 31, 2006 (the "Preferred Stock"), as well as the form of indenture (the "Exchange Indenture") which governs the 12 5/8% Senior Subordinated Exchange Debentures due 2006 of the Company into which the Preferred Stock is exchangeable. The Exchange Indenture is incorporated by reference to, and is made a part of, the Certificate of Designation.

The principal purposes of the Consent Solicitation are to facilitate AMFM's efforts to combine the outstanding high yield and bank indebtedness and preferred stock of its direct and indirect subsidiaries into fewer entities and to make certain terms and provisions in the Exchange Indenture consistent with comparable terms and provisions contained in the indentures and other documents governing the currently outstanding indebtedness of AMFM's other subsidiaries.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on Tuesday, October 26, 1999, unless extended (the "Expiration Date"). The Company reserves the right for any reason to terminate the Consent Solicitation at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

As part of the Consent Solicitation, the Company will make a cash payment (the "Consent Payment") of $0.25 per share of Preferred Stock as to which the registered holder as of October 12, 1999 has delivered a duly executed consent which has not been revoked prior to the Expiration Date. The Company intends to finance the Consent Payment through existing cash.

MacKenzie Partners, Inc. will be acting as the information agent (the "Information Agent") and Deutsche Bank Securities Inc. will be acting as the consent agent (the "Consent Agent") for the Consent Solicitation. The Bank of New York is acting as the Depositary for any consents delivered. The Consent Solicitation will be made pursuant to a Consent Solicitation Statement and the related Letter of Consent, which more fully set forth the terms of the Consent Solicitation. Requests for additional information concerning the terms and conditions of the Consent Solicitation and delivery of consents may be directed to the Information Agent or the Consent Agent. Additional copies of the Consent Solicitation Statement and related documents may be obtained from the Information Agent by calling (800) 322-2885.

Capstar Communications is an indirect subsidiary of AMFM, the nation's largest radio broadcasting entity, consisting of the AMFM Radio Group, including the AMFM Radio Networks and the Chancellor Marketing Group, and the AMFM New Media Group, including Katz Media and AMFM's Internet operations. Reflecting announced transactions, AMFM Radio Group with over 440 stations in 100 markets reaches a weekly listener base of approximately 64 million people. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. AMFM's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's E-commerce web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

AMFM recently entered into a merger agreement with Clear Channel Communications, Inc. ("Clear Channel") and CCU Merger Sub, Inc., a wholly owned subsidiary of Clear Channel ("Merger Sub"), pursuant to which Merger Sub will be merged (the "Clear Channel Merger") with and into AMFM, with AMFM surviving as a wholly owned subsidiary of Clear Channel. The Clear Channel Merger is not expected to be consummated until the second half of 2000, and will have no impact on the Consent Solicitation.

This news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Key risks are described in the Company's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the broadcasting industry generally and, accordingly, the Company's actual performance and results may vary from those stated herein and the Company undertakes no obligation to update the information contained herein.


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